Exhibit 10.01

2015 MANAGEMENT BONUS PLAN

The President and CEO, all executives who report to the President and CEO of Meru Networks, Inc. (the “Company”), and certain other executives who do not otherwise receive variable compensation will be eligible to participate in this cash bonus plan and who have been notified of their eligibility by the Committee (as defined below) (this “Plan”).

A.	ANNUAL CASH BONUS PLAN

The cash bonus available will be calculated annually based on a percentage of an executive’s base salary upon the Company’s achievement of revenue targets and non-GAAP EBITA targets, as described below, as well as, for executives other than the CEO, CFO, Senior Vice President of Worldwide Sales and Field Operations (“SVP Sales”) and Vice President of SME Cloud (“VP Cloud”), individual performance against objectives (collectively, the “Annual Cash Bonus”). Following the end of each quarter, the Revenue Bonus will be calculated and paid based on the Company’s achievement of quarterly revenue targets (or in some circumstances year-to-date target achievement), with such payment not to exceed 100% of the executive’s targeted year-to-date revenue bonus, subject to the terms described below and irrespective of whether the non-GAAP EBITA targets were met. Following the end of the year, the annual cash bonus available is calculated and paid based upon the Company’s achievement of annual revenue targets and non-GAAP EBITA compared to the annual target objectives (without duplication of amounts previously paid for revenue achievement). The Revenue Bonus element of the Annual Cash Bonus will be awarded based on revenue performance irrespective of whether the Minimum Non-GAAP EBITA threshold has been met (subtracting amounts previously paid for the quarterly revenue achievement), and the Non-GAAP EBITA bonus will be awarded irrespective of whether the revenue target is achieved. In addition, except for the Company’s CEO, CFO, and SVP Sales, a portion of the Annual Cash Bonus will be awarded based upon executive’s performance against certain objectives as reasonably determined by the Company’s CEO, and approved by the Company’s Compensation Committee (the “Committee”). The executive may earn more or less than his or her target bonus based on achievement of the performance goals; provided, however that the total bonus amount1 shall not exceed 150% of the executive’s targeted bonus value .

The following table provides the percentage of the executive’s base salary that is such executive’s targeted annual bonus value.

Executive Officer	Percentage of Annual Salary

President and Chief Executive Officer (CEO)	100%
Chief Financial Officer (CFO)	50%
Senior Vice President Sales	118%
Senior Vice Presidents (includes GM’s and General Counsel)	45%
Vice Presidents (Exec Level)	40%
Vice President, SME Cloud[2]	88%

[1]	The total bonus amount equals the aggregate of the Revenue Bonus (as defined below), the Non-GAAP EBITA Bonus (as defined below), and for executives other than the CEO, CFO, SVP Sales and VP Cloud, the MBO Bonus (as defined below). For the executives eligible to be paid an MBO Bonus, the MBO Bonus is capped at 100% of the target bonus amount for the MBO Bonus portion of the Annual Cash Bonus.
[2]	The VP Cloud shall be eligible to receive an Annual Cash Bonus based on Cloud milestones and bookings for the Company’s new Cloud business bookings. For the first half of 2015, 80% of the VP Cloud’s bonus shall be determined based on milestones and 20% shall be determined based on Cloud business bookings. For the second half of 2015, 20% of the VP Cloud’s bonus shall be determined based on Cloud milestones and 80% shall be determined based on Cloud business bookings. Determination and achievement of the specific milestones and bookings shall be determined by the CEO.

I.	Revenue Bonus

60% of the overall target bonus award for the CEO and CFO, 80% of the overall target bonus award for the SVP Sales, and 50% of the overall target bonus award to the other executives (other than the VP Cloud2), is tied to achievement of the revenue target as described in the Company’s operating plan as approved by the board of directors (the “Revenue Bonus”).

In order for any amounts to be payable under the Revenue Bonus, the revenue target must be met at a level of at least 94.44% of the target. For achievement between 94.44% and 100.00% of the revenue target, the Revenue Bonus will start at a payout of 50% of the target Revenue Bonus amount and will increase on a straight-line basis according to the percentage of achievement up to 100% of the target Revenue Bonus amount for each respective executive.3 The executives are also eligible to receive an increased Revenue Bonus if the Company’s revenue exceeds the revenue target as follows: (a) for achievement above 100.00% and up to 111.11% of the revenue target, the Revenue Bonus will start at a payout of 100% of the target Revenue Bonus amount and will increase on a straight-line basis according to the percentage of achievement up to 125% of the target Revenue Bonus amount for each respective executive; and (b) for achievement above 111.11% and up to 122.22% of the revenue target, the Revenue Bonus will start at a payout of 125% of the target Revenue Bonus amount and will increase on a straight-line basis according to the percentage of achievement up to 150% of the target Revenue Bonus amount for each respective executive.4

A pro rata portion of the annual Revenue Bonus, if any is achieved, shall be paid quarterly following each of the Company’s quarterly earnings announcements based on the year-to-date achievement of the quarterly revenue plan. If the year-to-date revenue threshold is not met for particular quarter(s), but in a subsequent quarter the cumulative year-to-date threshold is achieved, then the pro rata annual Revenue Bonus payment shall be made based upon the year-to-date percentage of attainment. Notwithstanding the foregoing, (a) the target quarterly revenue payment for the first quarter shall be 15%, (b) the target quarterly revenue payment for the second quarter shall be 20%, (c) the target quarterly revenue payment for the third quarter shall be 30%, (d) the target quarterly revenue payment for the fourth quarter shall be 35%; and (e) the cumulative quarterly revenue payments shall not exceed 100% of the executive’s targeted year-to-date Revenue Bonus (less any Revenue Bonus already paid).5 Following the Company’s earnings announcement covering the full year 2015, the executives may receive a Revenue Bonus based on the criteria set forth above less the amount of any Revenue Bonus payments made pursuant to this paragraph.

[3]	For example, in the event that the annual revenue is achieved at 94.44% of target level, the Revenue Bonuses will be paid at 50% of the target Revenue Bonus amount such that the Revenue Bonus for the Company’s Chief Financial Officer would equal 50% multiplied by 60% multiplied by 50% multiplied by the Chief Financial Officer’s annual salary.
[4]	For example, in the event that the Company’s actual revenue is 111.11% of the annual revenue target, the Revenue Bonus will be paid at 125% of the target Revenue Bonus amount such that the Revenue Bonus paid to the Company’s Chief Financial Officer would equal 125% multiplied by 60% multiplied by 50% multiplied by the Chief Financial Officer’s annual salary.
[5]	For example, in the first quarter if the quarterly revenue goal is achieved at 111.11%, the Company’s Chief Financial Officer will receive a quarterly payment for the Revenue Bonus equal to 15% multiplied by 60% multiplied by 50% multiplied by the Chief Financial Officer’s annual salary.

II.	Non-GAAP EBITA Bonus

40% of the overall target bonus award for the CEO and CFO, 20% of the overall target bonus award for the SVP Sales, and 30% of the overall target bonus award for each other executive (other than the VP Cloud2) is tied to non-GAAP EBITA6 (the “Non-GAAP EBITA Bonus”).

In order for the Non-GAAP EBITA Bonus to be paid, the Company must achieve the minimum Non-GAAP EBITA target as approved by the Committee (the “Minimum Non-GAAP EBITA Amount”)7. Upon achievement of the Minimum Non-GAAP EBITA, the amount of the Non-GAAP EBITA Bonus will be calculated on a straight line basis starting at 50% of the target Non-GAAP EBITA Bonus upon achievement of the Minimum Non-GAAP EBITA Amount and up to 100% of the target Non-GAAP EBITA Bonus upon achievement of 100.0% the Non-GAAP EBITA target under the Company’s annual operating plan (the “Target Non-GAAP EBITA Amount”).8

The executives are also eligible to receive an increased Non-GAAP EBITA Bonus if the Company’s Non-GAAP EBITA exceeds the Target Non-GAAP EBITA Amount as follows: (a) for achievement above 100.0% of the Target Non-GAAP EBITA Amount and up to Non-GAAP EBITA $4.5 million greater than the Target Non-GAAP EBITA, the Non-GAAP EBITA Bonus will start at a payout of 100% of the target Non-GAAP EBITA Bonus and will increase on a straight-line basis according to the percentage of achievement up to 125% of the target Non-GAAP EBITA Bonus for each respective executive; and (b) for achievement above Non-GAAP EBITA $4.5 million greater than the Target Non-GAAP EBITA and up to Non-GAAP EBITA $9.0 million greater than the Target Non-GAAP EBITA, the Non-GAAP EBITA Bonus will start at a payout of 125% of the target Non-GAAP EBITA Bonus and will increase on a straight-line basis according to the percentage of achievement up to 150% of the target Non-GAAP EBITA Bonus for each respective executive.9

III.	Management Objective Bonus

20% of the overall target bonus award for eligible executives other than the CEO, CFO, SVP Sales and VP Cloud2 shall be tied to performance by the executive against management objectives as reasonably determined in writing by the Company’s CEO and reported to the Chair of the Committee (each an “MBO Bonus”). The Company’s CEO shall determine achievement against the specific objectives, with such achievement to be approved by the Company’s Compensation Committee, and with such achievement not to exceed 100% for this portion of the Annual Cash Bonus.10

[6]	For purposes of this 2015 Management Bonus Plan, Non-GAAP EBITA is calculated based on all cash payments for Company bonuses.
[7]	The Minimum Non-GAAP EBITA Amount shall equal $1.05 million less than the Target Non-GAAP EBITA Amount.
[8]	For example, in the event that Non-GAAP EBITA is achieved at the midway point between the Minimum Non-GAAP EBITA Amount and the Target Non-GAAP EBITA Amount, the Non-GAAP EBITA Bonus will be paid at 75% of the target Non-GAAP EBITA Bonus amount, such that the Non-GAAP EBITA Bonus paid to the Company’s Chief Financial Officer for would equal 75% multiplied by 40% multiplied by 50% multiplied by the Chief Financial Officer’s annual salary.
[9]	For example, in the event that the Company’s actual Non-GAAP EBITA is $5.3 million greater than the Target Non-GAAP EBITA Amount, the Non-GAAP EBITA Bonus will be paid at 125% of the target Non-GAAP EBITA Bonus, such that the Non-GAAP EBITA Bonus paid to the Company’s Chief Financial Officer would equal 125% multiplied by 40% multiplied by 50% multiplied by the Chief Financial Officer’s annual salary.
[10]	For example, in the event that the Management Objectives are reached at a level of 75%, the Management Objective Bonus paid to the Company’s General Counsel would equal 75% multiplied by 20% multiplied by 45% multiplied by the General Counsel’s annual salary.

B.	GENERAL

The Committee will be responsible for the general administration and interpretation of this Plan and for carrying out its provisions, including the authority to construe and interpret the terms of this Plan, determine the manner and time of payment of any Annual Cash Bonuses, prescribe any necessary procedures for distribution of Annual Cash Bonuses and adopt rules, regulations and to take such actions as it deems necessary or desirable for the proper administration of this Plan. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company.

Any rule or decision by the Committee or its delegate(s) that is not inconsistent with the provisions of this Plan shall be conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

The Committee may amend, modify, suspend or terminate this Plan, in whole or in part, at any time, including the adoption of amendments deemed necessary or desirable to correct any defect or to supply omitted data or to reconcile any inconsistency in this Plan or in any Annual Cash Bonus awarded hereunder. Moreover, the Committee may pay up to 100% of any bonus described under this Plan in fully vested restricted stock units (“RSUs”)11. The closing price of the Company’s Common Stock on the second day after the Company’s earnings announcement following each quarter or for the full year, as applicable, shall be used to determine the number of RSUs to be awarded.

Notwithstanding any other provision hereof or any other agreement between the Company and any participant, the Company may, in its sole discretion, implement any recoupment or clawback policies or make any changes to any of the Company’s existing recoupment or clawback policies, as the Company deems necessary or advisable in order to comply with applicable law or regulatory guidance (including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules of the SEC or a stock exchange or similar body implemented pursuant thereto that is applicable to the Company), and any Annual Cash Bonuses (including, for avoidance of doubt, any quarterly portion) awarded under this Plan is subject to the terms and conditions of any such recoupment or clawback policies (as as may be adopted, amended or restated from time to time).

[11]	In the event bonuses are paid in RSUs, whether in whole or in part, the determination of Non-GAAP EBITA will be adjusted to reflect the effect of payment of such bonus amount in the form of RSUs as opposed to cash.

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